Exhibit 99.1

PHARMACOPEIA FORMS ALLIANCE WITH CEPHALON TO DISCOVER, DEVELOP AND COMMERCIALIZE NOVEL THERAPEUTIC PRODUCTS

Pharmacopeia Receives $15 Million Up-front as Program Access Fee

Princeton, NJ, May 23, 2006 — Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, announced today the formation of a drug discovery, development and commercialization alliance with Cephalon, Inc. (NASDAQ: CEPH), a leading global biopharmaceutical company. The financial terms of the agreement call for Cephalon to pay Pharmacopeia an up-front program access fee of $15 million.

The primary objective of the alliance is to identify active molecules and bring them forward to clinical proof of concept, yielding novel candidates for drug development in various therapeutic areas. Under the terms of the agreement, Cephalon will be responsible for identifying promising compounds. The companies will then work collaboratively to advance the lead compounds to clinical candidates. Pharmacopeia will be principally responsible for medicinal chemistry and primary biology, while Cephalon will provide further biology support as required by the collaboration.

Upon nomination, if any, of clinical candidates, Cephalon will be primarily responsible for their development and commercialization. Pharmacopeia retains an option to develop candidates from the collaboration, subject to Cephalon’s agreement. For each clinical candidate advanced under the collaboration, the developing company will make clinical, regulatory and sales milestone payments to the non-developing company. Further, the company commercializing each resulting product will pay the non-commercializing company up to double digit royalties based on the sales level achieved.

“I am especially pleased to be teaming up with Cephalon, a true leader in our industry,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia. “I believe Pharmacopeia has unique discovery capabilities that match up exceptionally well with Cephalon’s therapeutic area strengths. This collaboration is consistent with our desire to build the business by focusing on internal programs while establishing a select number of high-value collaborations with leaders in our industry. “

“Cephalon has been very successful at producing proprietary lead series against novel targets, so we are excited to be able to establish this alliance with Pharmacopeia,” said Jeffry L. Vaught, Ph.D., Cephalon’s Executive Vice President of Research and Development. “With Pharmacopeia’s track record of producing clinical candidates, we have the right partner to help us meet our objective of a continual flow of innovative therapeutics.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to creating and delivering novel therapeutics to address significant medical needs using proprietary technologies and processes. The Company is advancing multiple internal programs towards validation in clinical trials. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into clinical trials with further programs in preclinical development. The Company also has several internal programs — one in preclinical development and several in advanced optimization — as well as multiple partnered programs in discovery that are expected to drive the Company’s clinical portfolio in the future.

Contact:

Brian Posner

Executive Vice President and Chief Financial Officer

Pharmacopeia

(609) 452-3643

irreq@pcop.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s ability to successfully perform under its new collaborations with Cephalon and GlaxoSmithKline, Pharmacopeia’s plans to develop its DARA program, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, the continuation and funding level of such continuation of Pharmacopeia’s existing drug discovery collaborations with Schering-Plough and N.V. Organon, Pharmacopeia’s intentions regarding the establishment of new drug discovery collaborations with leading pharmaceutical and biotechnology organizations,  Pharmacopeia’s expectations concerning the development priorities of its collaborators and their ability to successfully develop compounds, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources,  Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its Report on Form 10-Q filed on May 12, 2006, its Report on Form 10-K filed on March 20, 2006 and subsequent filings under the Securities and Exchange Act of 1934. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.